Exhibit 99.2

Consent of Janney Montgomery Scott LLC

Janney Montgomery Scott consents to the inclusion and description of our opinion letter dated August 26, 2020 to the Board of Directors of Savoy Bank included as Annex B to the proxy statement-prospectus of Hanover Bancorp, Inc., which forms a part of the Registration Statement on Form S-4 of Hanover Bancorp, Inc., as amended, (the “Registration Statement”) and the references to our firm in such proxy statement-prospectus under the headings “Opinion of Savoy’s Financial Advisor,” “History of the Merger” and “Savoy’s Reasons for the Merger”

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the terms “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

/S/Janney Montgomery Scott LLC

Dated: March 19, 2021